Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

DundeeWealth Funds

We consent to the use of our report, dated November 28, 2011, for the Dynamic Canadian Equity Income Fund, Dynamic Contrarian Advantage Fund, Dynamic Discovery Fund, Dynamic Gold & Precious Metals Fund, Dynamic U.S. Growth Fund, and Dynamic Energy Income Fund (the Funds), each a series of the DundeeWealth Funds, incorporated herein by reference, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus and in the headings “Portfolio Holdings,” “Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information.

Philadelphia, Pennsylvania

November 27, 2012